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                                                                   Exhibit 10.79



                              SPECTRAN CORPORATION

                           KEY EMPLOYEE INCENTIVE PLAN


1.   PURPOSE
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         The Spectran Corporation (the "Company") Key Employee Incentive Plan
(the "Plan")is designed to provide Key Employees who have significant influence on the Company's performance with additional incentive to achieve growth in corporate earnings and to increase the return on equity to the Company's stockholders.

2.   EFFECTIVE DATE
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         The Plan is effective as of January 1, 1996, with the Company's fiscal year ended December 31, 1996 being the first plan year. It is intended that the Plan will be effective for the next two fiscal years, as well as in future fiscal years, as determined by the Board of Directors. However, the Company's Board of Directors may suspend or terminate the Plan at any time, and may change the terms of and amend the Plan from time to time in such respects as the Board deems advisable for the best interests of the Company.

3.   TERMS AND CONDITIONS
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         a)  Eligibility.
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                  The Key Employees that will directly participate in the Plan are all of the Company's officer and director-level employees. Other employees, either a named participant or not, who made significant contributions during the year, may indirectly participate in the Plan through the grant of awards from a discretionary pool.

         b)  Employment.
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                  Participation in the Plan is not intended to be, nor
should it be accepted as an offer or contract of employment.  The

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should it be accepted as an offer or contract of employment. The relationship between the Company and its personnel is one of voluntary employment "at will".

         c)  Administration.
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                  The Plan will be administered by the Compensation committee of the Company's Board of Directors (the "Committee"). The Committee shall have the sole authority to interpret the provisions of the Plan, determine the amount of awards earned under the Plan based upon input and recommendations from management, including awards from the discretionary pool, and to authorize management to generate payments to participants. The Committee shall determine the disposition of any unused portion of the bonus pool, and may, in its discretion, determine not to distribute such unused portion.

4.   DETERMINATION OF AWARD
     ----------------------

         a)  Definitions.
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                  "Adjusted Target Bonus Percentage" means the product of the
Target Bonus Percentage multiplied by the Adjustment Percentage Factor for EBITDA return on operating assets. Adjusted Target Bonus Percentages are set forth on Exhibit A, attached hereto.

                  "Bonus Pool" means the bonus pool created by assigning a specified percentage of the excess of the Company's consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), over the Cost of Capital Charge.

                  "Bonus Pool Percentage" means the percentage of the Bonus Pool that will be available for distribution as bonus compensation. The Bonus Pool Percentage shall be equal to 9.5% for the 1996 Fiscal Year."

                  "Cost of Capital Charge" means the product of the Cost of Capital rate multipled by the Company's consolidated beginning of year total capital (debt and equity).

                  "Cost of Capital Rate" means a specified percentage designated by the Company for each Fiscal Year. The Cost of


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Capital Rate shall be equal to 10% for the 1996 Fiscal Year. The Cost of Capital rate is applied to the Company's consolidated beginning of year total capital (debt and equity) to determine the Cost of Capital Charge.

                  "EBITDA" means the Company's consolidated earnings before interest, taxes, depreciation and amortization.

                  "Key Employees" means high level employees of the Company (currently the Company's officers, Presidents and Vice Presidents of the operating subsidiaries, and specified director-level employees of the Company or its subsidiaries).

                  "Maximum Target Bonus" means 2.5 times the Target Bonus Percentage, the product of which is the maximum amount payable in bonus compensation to a participant.

                  "Target Bonus" means the Adjusted Target Bonus Percentage times a participant's annual salary. The Target Bonus constitutes 70% of the Bonus Pool.

                  "Target Bonus Percentage" means an amount that is keyed to the participant's position in the Company and is based on a percent of salary.

         (b)  Summary of the Plan.
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          Under the Plan, the Bonus Pool is created by the amount resulting from a specified percentage of the excess of the Company's consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), essentially a cash flow calculation, over the Cost of Capital Charge. Participants are high level employees of the Company (currently the Company's officers, Presidents and Vice Presidents of the operating subsidiaries, and specified director-level employees of the Company or its subsidiaries) with the exception of the discretionary portion of the bonus pool (described below) which may be paid out to any employee as determined by the Compensation Committee. The Bonus Pool will be distributed among participants as follows.

         TARGET BONUS. Seventy percent (70%) of the Bonus Pool will be distributed among participants, depending on

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         how much EBITDA exceeds the cost of capital.

         PERFORMANCE BONUS. An additional seventeen and one half percent (17.5%) will be distributed among participants based upon the achievement of individual goals and projects (or the achievement of a certain percentage of those goals and projects if they are more than a year's duration) specifically identified at the beginning of the year.

         DISCRETIONARY BONUS. The remaining twelve and one half percent (12.5%) of the Bonus Pool constitutes a pool to be used for discretionary bonuses, to be awarded or not to any employee, whether a participant in the Plan or not, if the Compensation Committee determines that such employee has made an exceptional contribution to the Company's performance not recognized elsewhere.

         To determine how much each participant may be paid from the bonus pool, he or she is assigned a Target Bonus Percentage which will be used in determining how much of the Bonus Pool is allocated to that individual, which percentage will be adjusted downwards (including to zero) if specified levels of EBITDA return on operating assets (for the operating subsidiary or the Company, or a blend of the two, as appropriate for the individual) are not achieved.

         While the intent of the Plan is to permit participants to earn total compensation potentially in excess of the fiftieth percentile when compared to comparable employees in comparable companies as a result of excellent performance, the Plan establishes a maximum amount that can be paid to any participant under the non-discretionary portions of the Plan to attempt to avoid excessive awards. The Plan also can result in total compensation at or less than the fiftieth percentile if performance is not excellent.

         No payments will be made under the Plan unless the Company is profitable after the payments. There is no obligation to pay out either the discretionary portion of the bonus pool or any remaining balance if the total of all bonuses distributed is less than the total bonus pool; disposition of such amounts will be determined by the Compensation Committee.



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         (c)  Calculation of Bonus Pool.
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         In calculating the Bonus Pool, the Plan will use the product of the
Bonus Pool Percentage multipled by the excess of the Company's consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), over the Cost of Capital Charge.

         (d)  Calculation of Target Bonus.
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         The Target Bonus is a participant's Adjusted Target Bonus Percentage times his annual salary and constitutes 70% of the Bonus Pool. The calculation for the Adjusted Target Bonus Percentage is the product of the Target Bonus Percentage multiplied by the Adjustment Percentage Factor for EBITDA return on operating assets.

                  (I) Target Bonus Percentage. All participants in the Plan are assigned a Target Bonus Percentage. The Target Bonus Percentage is an amount that is keyed to the participant's position in the Company and is based on a percent of salary.

                  (ii) Adjusted Target Bonus Percentage. The Target Bonus Percentage is then adjusted to reflect the earnings of the Corporation and which, depending on earnings, may be a downward adjustment. The Adjusted Target Bonus Percentage is achieved by multiplying the Target Bonus Percentage by the percentage range assigned to certain incremental benchmark levels of EBITDA return on beginning of year operating assets. The Adjusted Target Bonus Percentage will be calculated individually for each operating division and on a consolidated basis for Corporate personnel.

         (f) MAXIMUM TARGET BONUS. 70% of the Bonus Pool will be distributed to participants based on the percentage of a participant's Target Bonus to the total of all participants' Target Bonuses. The Target Bonus for a participant is his Adjusted Participation Percentage times his annual salary. The Maximum Target Bonus that can be distributed to a participant under the Plan is equal to
2.5 times the Target Bonus Percentage.

         (g)  Calculation of Performance Bonus.
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         17.5% of the Bonus Pool will be distributed to participants based on the performance percentages for achieving predetermined goals. The maximum amount of the Performance Bonus that can be distributed is 25% of the total amount of funds distributable as the Target Bonus.

         (h)  Discretionary Bonus.
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                   The remaining 12.5% of the Bonus Pool may be paid as a
Discretionary Bonus to any employee who has made significant contributions during the year, whether or not that employee is a named participant in the Plan. In recognition of the fact that employees who are not Plan participants may make unusually significant contributions to the increased profitability of the company, the Committee may, at its sole discretion, make grants from the bonus pool to any employee of the Company, whether or not they are Plan participants. Such grants are not to reward employees for the normal performance of their duties, but are to be used to reward employees who have made extraordinary contributions that resulted in increased profitability or the attainment of strategic objectives beyond the scope of their initial definition. If no such accomplishments occur in a given year, the Committee may choose to not make any bonus grants and may either retain the funds in the pool, distribute the funds to Plan participants for achieving corporate strategic objectives set at the beginning of the Plan year, or simply remove the bonus pool funds from the Plan and take them as profit.

5. DISPOSITION OF UNUSED FUNDS. If the total amount of all bonuses distributed is less than the amount in the Bonus Pool, the disposition of the unused portion of the Bonus Pool will be determined by the Committee. The Committee may, in its sole discretion, decide not to distribute the unused amount.

6.       PAYMENTS.
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         Earned Awards will be calculated and paid within ninety (90) days from year end.

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                                    Exhibit A

                        Adjusted Target Bonus Percentages

         EBITDA Return                                Adjustment Percentage
         on Operating                                          Factors
         Assets of:

             Over 40%                                 100%
             15% to 40%                               75%-100%*
             Under 15%                                  0%


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         * For EBITDA returns of between 15% and 40%, the range of percentages to be applied to adjusting the Target Bonus Percentage is between 75% and 100%, in 5% increments.


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